Exhibit 99.1

Invesco Mortgage Capital Inc. Announces Quarterly Common Dividend and Provides Update on Portfolio

Investor Relations Contact: Jack Bateman, 404-439-3323

Atlanta - September 30, 2020 -- Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) today announced that its Board of Directors declared a quarterly dividend on shares of its common stock and provided an update on its portfolio.

Common Stock Dividend

The Company's Board of Directors declared a cash dividend of $0.05 per share of common stock for the third quarter of 2020.  The dividend will be paid on October 27, 2020 to stockholders of record on October 12, 2020, with an ex-dividend date of October 8, 2020.

Portfolio Update

As previously reported, the Company resumed investing in Agency residential mortgage-backed securities (“Agency RMBS”) in July 2020. The Company is providing the following portfolio update as of close of business on September 18, 2020:

•The Company had a total investment portfolio of approximately $6.0 billion (excluding cash and to-be-announced securities (“TBAs”)) consisting of 91% Agency RMBS and 9% commercial credit investments.
•The Company began investing in Agency RMBS TBAs during the third quarter and had net TBA purchase contracts with a notional balance of $900 million.
•The Company repaid the remaining balance of its secured loans during the third quarter ($740 million as of June 30, 2020).
•The Company had approximately $5.2 billion of repurchase agreement borrowings that were collateralized by Agency RMBS. The Company's commercial credit investments were unencumbered.
•The Company had a cash balance of approximately $408 million; approximately $146 million of the balance was posted as collateral for interest rate swaps with a notional balance of $4.6 billion.
•The Company's book value per common share* was estimated to be in the range of $3.29-$3.39, up from $3.17 as of June 30, 2020. The increase in book value per common share was primarily due to realized and unrealized gains on credit assets resulting from price recoveries during the third quarter and a one-time gain on settlement of a debt obligation.

*Book value per common share is calculated as (i) total equity less the liquidation preference of Series A Preferred Stock ($140.0 million), Series B Preferred Stock ($155.0 million) and Series C Preferred Stock ($287.5 million), divided by (ii) total shares of common stock outstanding of 181,375,299 as of September 18, 2020.

The financial information set forth above reflects the Company's estimates with respect to such information, based on information currently available to management, and may vary from the Company's actual financial results as of and for the periods noted above. Further, these estimates are not a comprehensive statement or estimate of the Company's financial results or financial condition. These estimates should not be viewed as a substitute for financial statements prepared in accordance with U.S. GAAP and they are not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not place undue reliance on these estimates.

These estimates, which are the responsibility of the Company's management, were prepared by the Company's management and are based upon a number of assumptions. Additional items that may require adjustments to these estimates may be identified and could result in material changes to these estimates. These estimates of results are inherently uncertain and the Company undertakes no obligation to update this information. PricewaterhouseCoopers LLP ("PwC"), the Company's independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the information provided herein. Accordingly, PwC does not express an opinion or any other form of assurance with respect thereto.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm.  Additional information is available at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include statements and information that constitute "forward-looking statements" within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. These forward-looking statements include those related to our intention and ability to pay dividends, as well as any other statements other than statements of historical fact. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” or similar expressions and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

The forward-looking statements are based on management's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company, including, without limitation: the Company's ability to accurately estimate its book value per common share; its portfolio composition and cash balances (particularly in light of the highly volatile and uncertain market conditions); changes in interest rates; changes in the yield curve; changes in default and prepayment rates; the availability and terms of financing; changes in the market value of the Company's assets; general economic conditions; conditions in the market for the Company's mortgage backed securities and commercial credit investments; the timing and amount of distributions to stockholders; conditions in the real estate market; legislative and regulatory changes that could adversely affect the business of the Company; and the ongoing spread and economic and operational effects of the COVID-19 virus. Some of the other factors are described in the Company's most recent annual report on Form 10-K and subsequent filings, including the Company's quarterly report on Form 10-Q filed on August 6, 2020, which are available on the SEC's website at www.sec.gov, under the headings “Risk Factors,” “Forward-Looking Statements,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations" and “Risk Factor Update.”

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.